For the twelve months ended (a) 5/31/97
File number (c) 811-5248

                          SUB-ITEM 77D
                Policies With Respect to Security
                           Investments

     At   a  meeting  of  the  Board   of
Directors  held  on  May  29,  1997,  the
Directors   approved  and  authorized   a
change in investment policy permitting the Fund to invest in smaller companies, which are these companies with market capitalization of less than $1.5 billion.